Exhibit 10.1

CONFIDENTIAL

1520 Old Trolley Road

Summerville, SC 29405

Tel: (843) 574-7001

Fax: (843) 574-3807

CONSULTING AGREEMENT

This Agreement (the “Agreement”) is made this 18th day of March, 2011 between Force Protection Inc., herein after referred to as “Company,” and Lenna Ruth Macdonald, herein after referred to as “Consultant.”

WHEREAS, Company desires to obtain the services of the Consultant as determined by the CEO from time to time and agreed with the Consultant (the “Services”); and

WHEREAS, Consultant desires to provide the Services to Company.

NOW THEREFORE, in consideration of the promises, agreements, covenants and compensation as set forth herein, the parties agree as follows:

1.             ENGAGEMENT; SCOPE OF SERVICES; EFFECTIVE DATE AND TERM:  Upon the terms and conditions set forth in this Agreement, the Company hereby engages Consultant on a non-exclusive basis and Consultant hereby accepts such engagement on a non-exclusive basis.  Consultant shall use best efforts to complete the duties and tasks as directed by the CEO, or Assistant General Counsel & Corporate Secretary with respect to the Services as provided on Exhibit A, attached hereto and made a part hereof; provided, however, except as set forth in the following paragraph, the Company does not require a minimum time commitment from the Consultant and the parties agree that the Consultant will have other substantial engagements during the course of this engagement.

The Company shall provide to the Consultant an office at the Company’s corporate office at 1520 Old Trolley Road, Summerville, South Carolina until June 15, 2011 and the Consultant will be available during regular business hours, unless otherwise agreed with the CEO; Company shall provide the Consultant with secretarial support, unrestricted badge access to the Company’s corporate offices, a cell phone, a Company email address and support services.  After May 31, 2011, the Company shall transfer to the Consultant, the cell phone (along with the phone number 843.513.4142) and laptop, docking station and related peripherals and software (after removal of all Company property and information), in the Consultant’s possession.  Consultant shall be responsible, after June 15, 2011, for all costs and expenses associated with the cell phone and laptop.

This Agreement shall commence on March 18, 2011 and shall continue for a term of eighteen (18) months.  The parties agree and acknowledge that the covenants contained herein shall survive after the expiration of this Agreement; provided, however, in the event of any of the reasons requiring the acceleration of payments as set forth in paragraph 4 of this Agreement, all of the covenants herein related to the Consultant shall immediately lapse and shall no longer be in effect.  It is hereby acknowledged and agreed that this Agreement is non-cancelable and non-terminable by Company, except for a final determination of the existence of an event of default by the Consultant as set forth in Paragraphs 8, 9,14, 24 or 30 by an arbitrator or a court of competent jurisdiction.

2.             INDEPENDENT CONSULTANT STATUS:  Consultant agrees that she shall not be considered an employee or agent of the Company.  Consultant shall at all times be considered an independent consultant.  Company shall not be responsible for payment of the Consultant’s taxes.  Consultant shall provide her own worker’s compensation insurance coverage and shall make all appropriate unemployment tax payments on her own behalf.  Consultant shall make all appropriate tax, social security and Medicare payments; shall provide worker’s compensation insurance coverage; and shall make all appropriate unemployment tax payments.  Consultant shall supply certificates of insurance as requested by Company.  Consultant shall neither be subject to, nor beneficiary of, any insurance policies or employee benefits of the Company except as set forth in Section 27 of this Agreement. Consultant shall have no authority to represent the Company or act on its behalf.  Consultant shall not hold herself out to be an employee or agent of the Company and shall not bind the Company to any agreement, commitment or other obligation without the Company’s prior written consent.  Consultant covenants and agrees to defend Company in its position that Consultant is independent consultant and not an employee or agent of the Company.

3.             PAYMENT OF SERVICES AND EXPENSE REIMBURSEMENT:  Company shall pay Consultant for Services at the rate of $27,000 per month (“Consulting Fees”), to be paid quarterly in advance of April 1, 2011, July 1, 2011, October 1, 2011, January 1, 2012, April 1, 2012 and July 1, 2012 (the “Payment Date(s)”); Consultant shall not be required to invoice the Company for the Consulting Fees.  The Assistant General Counsel shall authorize the payment of the Consultant Fees on a quarterly basis.

Consultant shall travel to counsel and advisors of the Company pursuant to the transition plan as set forth on Exhibit A and as agreed between the Company and Consultant.  Company further agrees to pay for Consultant’s attendance at Continuing Legal Education programs as set forth on Exhibit A.

Company will reimburse actual reasonable out-of-pocket costs and expenses which the Consultant incurs in connection with the performance of the Consultant’s Services and duties under this Agreement, as approved by the Company, and in a manner consistent with the Company’s practices and policies related thereto.  Consultant shall be reimbursed for the cost of airfare, and other travel costs and expenses, in accordance with the Company’s travel policy applicable to executives and board members.  If the Company determines travel expenses incurred by Consultant to be reasonable (for the purposes hereof, all Company pre-authorized travel expenses are deemed to be reasonable), Company will reimburse Consultant actual travel expenses upon submission of valid expense receipts to the Company’s Legal Department.  Company shall pay Consultant within thirty-five (35) days of receipt of the invoice of travel expenses.

Consultant must have prior written approval from Company for air travel reimbursement; prior approval may include approval through the Company’s on-line authorization system for travel and expenses arranged directly by the Company on behalf of the Consultant.

4.             ACCELERATION OF PAYMENTS; REIMBURSEMENT OF EXPENSES:  Upon the expiration of sixty (60) days after a Change-in-Control (as defined below), upon death or disability of the Consultant, or upon the failure of the Company to pay to the Consultant quarterly Consulting Fees within sixty (60) days of the Payment Date for any reason, except after a final determination of the existence of an event of default under paragraphs 8, 9,14, 24 or 30 by an arbitrator or a court of competent jurisdiction, the remaining Consulting Fees unpaid for the full term of the Agreement as set forth in Section 3 above shall accelerate and shall become immediately due and payable by the Company to the Consultant; provided further, that in the event of any of the foregoing reasons for the acceleration of payment, the provisions of paragraphs 8, 9,14, 24 or 30 of this Agreement shall immediately lapse and shall no longer be in effect after the date of such event.

If any contest or dispute shall arise under this Agreement, including the failure or refusal of the Company to perform fully in accordance with the terms hereof (a “Dispute”), the Company shall, upon presentment of appropriate documentation (which final submissions shall be made no later than forty-five (45) days after the resolution of such Dispute), promptly pay or reimburse the Executive within thirty (30) days after the receipt by the Company of a statement from Consultant requesting such payments, for all reasonable legal fees and expenses (including costs of the arbitrators) incurred by the Executive in connection with such Dispute, except that the Executive shall reimburse the Company (to the extent permitted under applicable law) for the fees and expenses advanced (i) in the event the Executive’s claims are finally determined to have been advanced by the Executive in bad faith or were frivolous, or (ii) to the extent that such legal fees and expenses are determined to be unreasonable by an arbitrator under the proceedings provided for in paragraph 19 or a final order by a court of competent jurisdiction.

For the purposes of this Section 4, “Change-in-Control” shall mean the occurrence of any one of the following events:

(i)  any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii) below); or (E) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the incumbent Board (as defined in paragraph (ii) below) approves a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (i);

(ii)  individuals who, on March 18, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to March 19, 2011, whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)  the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization: (A) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to the Reorganization; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Control Transaction”);

(iv)  the stockholders of the Company approve a plan of complete liquidation or dissolution; or

(v)   the consummation of a sale (or series of sales) of all or substantially all of the assets of the Company and its Subsidiaries to an entity that is not an affiliate of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 35% or more of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

5.             BACKGROUND CHECKS AND VERIFICATION PROCESS:  The Company is a contractor for the United States Department of Defense. Thereby, Company is required to confirm that Consultant is either a U.S. Citizen or a valid Green Card holder and Consultant agrees to present valid documents and verification confirming the same.  The Consultant and Company agree that the Consultant has provided documentation and the Company has competed a background investigation sufficient for the Company to enter into this Agreement.

6.             EQUAL OPPORTUNITY:  Company is an equal opportunity employer and hires regardless of race, sex, color, religion, creed, ancestry, national origin, disability, age, marital status or other protected class status pursuant to applicable law.  Consultant agrees and warrants that it is also an equal opportunity employer and hires regardless of race, sex, color, religion, creed, ancestry, national origin, disability, age, marital status or other protected class status pursuant to applicable law and that it will not take any action for any reason prohibited by federal, state or local laws including, but not limited to laws pertaining to employment discrimination or employee safety.

7.             LOCATION OF WORK:  Consultant shall perform the Work at the Company’s corporate office in Summerville, South Carolina or such other location as may be directed by Company.

8.             CONFLICT OF INTEREST; NON-COMPETE:  Company recognizes and agrees that Consultant is not working exclusively for the Company and that she may agree to provide services to third parties. Consultant agrees to use good faith efforts to provide Services in a prompt and timely manner.  Notwithstanding the foregoing, Consultant hereby agrees not to engage in any business activities that would directly compete with the Company.  In furtherance of the foregoing, Consultant agrees that, during the term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly:

(a)          hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in any Government / Commercial Armored Vehicle (“G/CAV”) market Competitive Enterprise, or

(b)         associate (including as an officer, employee, partner, consultant, agent or advisor) with a G/CAV Competitive Enterprise and in connection with the Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(1)          that is substantially related to any activity that the Executive was engaged in with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination (excluding as a director),

(2)          that is substantially related to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination, or

(3)          that calls for the application of specialized knowledge or skills substantially related to those used by the Executive in the Executive’s activities with the Company or any of its affiliated entities during the twelve (12) months prior to the Date of Termination.

Consultant confirms its obligation not to disclose to any third party or use for its own purposes any of the Company’s confidential information.

For purposes of this Agreement, “G/CAV Competitive Enterprise” means any business enterprise anywhere worldwide that either (A) engages in the manufacture and sale of blast- and ballistic- protected wheeled vehicles for US or foreign militaries, ministries of interior, or departments of homeland security, or similar authorities, or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

9.             DUTY OF CARE:  Consultant agrees to provide all Services in a diligent manner, exercising all due care and complying with appropriate standards in all activities.

10.          COMPANY PROPERTY:  As an independent Consultant, Consultant will be primarily responsible to provide her own equipment as required for the performance of the Company’s work. In addition, the Company may make available to Consultant, from time to time, access to, or use of Company’s property, including without limitation tools, electronic equipment, IT systems, or other Company’s offices and plant facilities.  The Consultant agrees to abide by all terms of use of such property (including without limitation all safety and security rules, and all applicable state and federal laws, rules, and regulations) to take proper care of property in Consultant’s control and to return all such property to the Company upon the conclusion of this Agreement or at any time upon the Company’s request (except as noted in paragraph 1 above).

11.          EXISTING PROPERTY:  Company confirms that it will not claim any ownership rights to, nor make unauthorized use of Consultant’s existing intellectual property or inventions, provided that Consultant gives written notice to the Company of such property or inventions prior to the commencement of this Agreement.

12.          RISK OF LOSS:  Consultant assumes all risk of loss while on the Company’s premises, and the Company shall not be liable for any damages suffered by the Consultant under this Agreement or as a result of the performance of the services or work provided by the Consultant except to the extent caused by the Company’s negligence or intentional misconduct.

13.          INDEMNIFICATION:  Company agrees to hold harmless and indemnify Consultant to the fullest extent permitted by law, as such may be amended from time to time for any proceeding relating to Consultant’s Services hereunder.  In furtherance of the foregoing indemnification, and without limiting the generality thereof, Company shall indemnify Consultant against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him, or on his behalf, in connection with such Proceeding (as defined below) or any claim, issue or matter therein, if the Consultant acted in good faith and in a manner the Consultant reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe Consultant’s conduct was unlawful.  Consultant shall be entitled to the rights of indemnification provided under this Agreement if Consultant is not liable pursuant to Nevada Revised Statute 78.138 and no indemnification for a Proceeding or Expenses shall be provided to Consultant to the extent that it is determined by a court of competent jurisdiction that any claim or Expense resulted from Consultant’s gross negligence or willful misconduct.

The Company shall advance all Expenses incurred by or on behalf of Consultant in connection with any Proceeding by reason of Consultant’s status within thirty (30) days after the receipt by the Company of a statement or statements from Consultant requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Consultant and, if required by law at the time of such advance, shall include or be preceded or accompanied by a written undertaking by or on behalf of

Consultant to repay any Expenses advanced if it shall ultimately be determined by a court of competent jurisdiction that Consultant is not entitled to be indemnified against such Expenses.  Any advances and undertakings to repay pursuant to this Section 13 shall be unsecured and interest free.  In furtherance of the foregoing the Consultant hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that the Consultant is not entitled to be indemnified by the Company as authorized by this Agreement.

For purposes of this Section 13, “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, time, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred or actually incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in a Proceeding.  Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, and any federal, state, local or foreign taxes imposed on the Consultant as a result of the actual or deemed receipt of any payments under this Agreement, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.  Expenses, however, shall not include amounts paid in settlement by Consultant or the amount of judgments or fines against Consultant.

For purposes of this Section 13, “Proceeding” includes any threatened, pending or completed dispute, action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Consultant was, is or will be involved as a party, interviewed or otherwise, by reason of the fact that she is or was serving at the request of the Company as a director, officer, employee, agent, consultant, or fiduciary of another corporation, partnership, joint venture or trust; in each case whether or not she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by the Consultant to enforce her rights under this Agreement.

14.          CONDITIONS:  Consultant agrees at all times to protect the Company’s best interests and not to undertake any activity which would disparage the Company’s name and reputation, or any of its officers and directors.  Consultant agrees that in all dealings with the Company she shall abide by the Company’s Code of Conduct and Ethics and its other practices, policies and procedures in effect from time to time.  Acceptance of payment, or delivery by Consultant of all services covered by this Agreement shall, in and of itself, constitute acceptance by Consultant of the terms and conditions hereof.  This Agreement and the terms herein shall supersede and replace any and all other Agreements of whatever kind relating to the subject matter hereof.  The parties agree that if any portion of this Agreement shall be held illegal and/or unenforceable, the remaining portions of this Agreement shall continue to be binding and enforceable provided that the effect of the remaining portion of this Agreement would not defeat the overall business intent of the parties.

15.          EXPORT RESTRICTIONS:  As a condition to this Agreement, Consultant represents and warrants that she is a U.S. citizen or Green Card Holder, and that Consultant will comply with all applicable export laws and regulations during performance of this Agreement, including but not limited to the U.S. Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”) the Export Administration Act, and the U.S. Export Administration Regulations.  More specifically, Consultant acknowledges and understands that the Company’s vehicles are “Defense Articles” on the United States Munitions List and that the unlicensed export of “technical data” or “defense services” relating to such vehicles is prohibited by federal law and any violation of such restrictions is subject to federal criminal penalties.  For these purposes, technical data includes, but may not be limited to, information relating to the design, development, engineering, testing, manufacture, production, assembly, repair, maintenance, modification, operation, use, and performance of the vehicles and defense services means the provision of services involving such technical data.  Consultant further acknowledges and understands that the ITAR regulations are vigorously enforced by the Directorate of Defense Trade Controls within the United

States Department of State and the Company is committed to complying fully with such regulations.  Consultant agrees to fully comply with the ITAR regulations and to take all necessary steps to ensure that technical data about the Company’s vehicles under Consultant’s custody or control is protected from unauthorized distribution or unlicensed export.

16.          FCPA RESTRICTIONS:  Consultant hereby represents and warrants that Consultant is aware of the provisions of the United States Foreign Corrupt Practices Act (“FCPA”) and that Consultant has not and will not engage in any activity of any kind prohibited by the FCPA.  Consultant agrees not to offer, give, or promise to give any money or anything else of value, or authorize such payment or gift to any officer, employee, or agent of a foreign (i.e., non-U.S.) government or any department, agency, or instrumentality of a foreign government or any political party, candidate or official for the purpose of influencing any act or decision of such person or inducing such persons to do or forebear from taking any action in violation of his or her lawful duty, or inducing such persons to do or use his or her influence with a foreign government to affect or influence any governmental decision relating to the Company obtaining or retaining business.  Consultant agrees not to give money or anything of value to any third person to accomplish the above purposes.

17.          ANNOUNCEMENTS:  Consultant agrees not to disclose to any third party or make any public announcements about the existence or performance of this Agreement, the discussions regarding such arrangement or Agreement or any other matter relating to Consultant’s work or services provided to the Company, whether in the form of press release or otherwise, without first obtaining the Company’s prior written consent.

18.          GOVERNING LAW:  The laws of the State of South Carolina shall govern the validity and construction of this Agreement and any dispute arising out of or relating to this Agreement, without regard to the principles of conflict laws.

19.          DISPUTE RESOLUTION: It is the intent of the parties that disputes pursuant to this Agreement be resolved informally and promptly through good faith negotiation between them.  Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute.  The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute.  If these proceedings are not successful, a representative of the senior management of the Company shall meet personally with the Consultant in a good faith attempt to resolve the matter.  Should any disputes remain unresolved after completion of the two step resolution process set forth above, the parties shall promptly submit any dispute to mediation with an independent mediator.  In the event mediation is not successful in resolving the dispute, the parties agree to submit the dispute to binding arbitration in Charleston, South Carolina according to the Commercial Arbitration Rules and Procedures of the American Arbitration Association.  The arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the prevailing party in connection with such arbitration proceeding and any necessary court action.  The parties acknowledge and agree that the Remedies for Breach of Covenants as set forth in Section 23 shall be available to the parties for a breach or threatened breach of the covenants of this Agreement.

20.          ATTACHMENTS:  Exhibit A attached hereto as signed and dated by both parties shall be incorporated herein and made part of this Agreement.

21.          GOVERNMENT CONSULTANT:  The Company is a U.S. Government Defense Contractor bound by specific requirements of U.S. laws, regulations and Executive Orders.  As a condition to the issuance of this Agreement, the Consultant agrees to comply with all flow down government contract provisions applicable to this Agreement and shall abide by all applicable U.S. procurement laws and Executive Orders.  The Consultant shall also comply with any Department of Defense priority rating applicable to this Agreement.  The Consultant agrees to comply with 31 U.S.C 1352 relating to limitations on the use of appropriated funds to influence certain Federal contracts; 18 U.S.C 431 relating to officials not to benefit; 40 U.S.C. 3701, et seq., Contract Work Hours and Safety Standards Act; 41 U.S.C. 51-58, Anti —Kickback Act of 1986; 41 U.S.C 265 and 10 U.S.C 2409 relating to whistleblower protections; 49 U.S.C 40118, Fly American; and 41 U.S.C. 423 relating to procurement integrity.

22.          RESTRICTIONS ON DISCLOSURE: Consultant acknowledges that the Company is engaged in the manufacture of vehicles falling within the definition of Defense Articles set forth in 22 CFR Part 120, and that technical information relating to such vehicles is or may be confidential, classified or subject to restrictions on disclosure arising under federal law.  The Consultant shall strictly comply with any disclosure restrictions as required by law and by further Agreement with Company.  The Consultant further agrees to comply with all applicable United States export laws and regulations as issued by the United States Department of State and Department of Commerce, Office of Export Administration, as amended from time to time, which specifically prohibits the disclosure of technical information about the Company’s vehicles to persons not holding American citizenship.

23.          COVENANT NOT TO USE OR DISCLOSE TRADE SECRETS AND CONFIDENTIAL INFORMATION:  Consultant acknowledges that the Company owns Confidential Information and Trade Secrets which are essential to Company’s ability to compete and be successful in the business of developing, designing, manufacturing, marketing and selling landmine, blast and ballistic protected vehicles and/or such other business that the Company may undertake from time to time as part of their regular commercial activities (the “Business”).

Consultant covenants and agrees that during the term of this Agreement and for a one-year period after the termination of this Agreement, Consultant shall not use or disclose any Trade Secrets of the Company to any third party for any reason whatsoever, except as agreed to in writing by Company.  All information containing Trade Secrets shall be and remains the sole property of the Company and shall not be duplicated or distributed without the prior written consent of the Company. The term “Trade Secret(s),” as used herein, shall be defined as set forth in the South Carolina Uniform Trade Secrets Act (South Carolina Code Ann. Section 39-8-20(5)) as follows: information, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, product, system or process, design, prototype, procedure or code that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public or any other person who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Consultant expressly agrees that should the South Carolina Legislature change the definition of “Trade Secret” set forth in the Act, such new definition shall be binding upon Consultant from the date of said amendment forward.  By way of illustration and not limitation, Consultant acknowledges and agrees that the Company’s plant design, specifications and layout; equipment design, specifications and layout; product design and specifications; manufacturing processes, procedures and specifications, data processing programs; research and development projects; marketing, pricing, cost and financial data; respective lists of suppliers and customers, its bidding and pricing practices, its industry contacts, its technical and engineering data, reports and models, and the Company’s specifications, techniques, processes and information concerning the design and manufacture of their vehicles are valuable, special and unique assets of the Company, which have not been made available to the public by Company, and are Trade Secrets belonging to the Company.

The term “Confidential Information” means all information not considered a Trade Secret, whether marked as “Confidential” or not, that relates to the business of the Company, possesses an element of value to the Company, is not generally known publicly or to competitors of the Company, and would damage the Company if disclosed. Confidential Information also includes information belonging to third parties which the Company is obligated to treat as confidential, and if required in connection with such obligation, Consultant agrees to execute such additional documents as may be necessary to affirm its undertaking to protect such information.  During the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Consultant further covenants and agrees that Consultant and its employees, shall not use or disclose any Confidential information of the Company to any third party, for any purpose whatsoever, except as authorized by the Company in writing.

Remedies for Breach of Covenants.  Consultant recognizes and agrees that a breach by Consultant of any covenant contained in this Agreement would cause immeasurable and irreparable harm to the Company.  In the event of a breach or threatened breach of any covenant contained herein, the Company shall be entitled to temporary and permanent injunctive relief, restraining Consultant from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by the Company, including attorneys fees, as a result of Consultant’s breach as finally determined by a court of competent jurisdiction.  The Company and Consultant agree that the relief described herein is in addition to such other and further relief as may be available to the Company at equity or by law.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Consultant.

24.          COVENANT NOT TO SOLICIT EMPLOYEES OR USURP CONTRACTS: During Consultant’s working relationship with Company to the termination of this Agreement, Consultant covenants and agrees that she shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any employee of the Company or the Company’s customers’ employees to discontinue such employment; (b) usurp any commercial opportunity of the Company of which the Consultant becomes aware as a result of the work or which is made available to Consultant on the basis of the belief that he/she is a Consultant; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client.

25.          ASSIGNMENT OF INVENTIONS:  Consultant expressly agrees that all of the Consultant’s Work Product shall constitute “work made for hire.” For these purposes, “Work Product” means by way of illustration and not limitation all test data, materials, documentation, computer programs, inventions (whether or not patentable), technical or business innovations, improvements, copyrights, trade secrets and designs and/or other works of authorship, including but not limited to, discoveries, ideas, concepts, designs, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, and artistic works and other intellectual property rights, whether or not patentable or copyrightable that is or was conceived, created or developed in whole or in part by the Consultant while in the service of the Company and that (i) is or was created within the scope of the Consultant’s work, (ii) is or was based on, a result of, or is or was suggested by any work performed within the scope of work and is or was directly or indirectly related to the Business of the Company, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part using the Company’s time, resources, data, facilities, or equipment.

Consultant agrees that the Company has the sole and exclusive right to the extent possible to obtain and hold in their own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other legal protection available in the Work Product.  However, if any Work Product is not considered “work made for hire” for any reason, or if ownership of all right, title, and interest to the legal rights in and to the Work Product does not vest in the Company, or in the first instance vests in the name of the Consultant, the Consultant hereby irrevocably agrees to assign all rights to such Work Product to the Company and to take such steps as may be necessary from time to time to transfer and assign such rights to  the Company.

Consultant agrees to take all steps necessary to assist the Company in securing any patents, copyrights or other protection for the Inventions which Consultant is required to assign to Company as provided herein, but in the event Consultant is unable or unwilling, either during Consultant’s term of service or afterwards, to sign any papers needed to apply for or pursue any patent or copyright registration or other protection for such Inventions, Consultant hereby irrevocably appoints the Company as its attorney in fact for that purpose, to sign such papers, and take any other actions necessary to pursue such registrations or protection, as Consultant’s agent.

Consultant represents and warrants that he has no ownership interests of any kind in any of the Company’s existing designs, trademarks, Trade Secrets, Confidential Information, patents, copyrights or other intellectual property of whatever kind.

26.          COVENANTS ARE INDEPENDENT:  The covenants on the part of Consultant contained in this Agreement shall each be construed as Agreements independent of each other and of any other provision in this Agreement and the unenforceability of one shall not affect the remaining covenants.

27.          INSURANCE:  The Company shall maintain, at Company’s expense, a professional errors and omissions insurance policy tail for the Employed Lawyers’ Insurance Policy for the Consultant in the amount as in force during the course of the Consultant’s employment with the Company for a covered period of seven years commencing March 19, 2011.  The Company shall cause a copy of the policy to be delivered to the Consultant within sixty (60) days of the date of this Agreement.  Consultant shall remain as an insured under the Company’s current directors and officers insurance policy to the extent currently provided in such policy for former officers of the Company.

28.          NON-WAIVER:  The failure by one party to require performance of any provision shall not affect that party’s right to require performance at any time thereafter, nor shall a waiver of any breach or default of this Contract constitute a waiver of any subsequent breach or default or a waiver of the provision itself.  No waiver or other modification to this Contract will be valid unless it is in writing and signed by the parties hereto.

29.          SUBSTITUTION OF VALID PROVISIONS:  To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the activity prohibited or the length of time the activity is prohibited or otherwise, the Company and Consultant agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

30.          DEFAULT:  The provisions of FAR 52.249-8, “Default (Fixed-Price Supply and Service),” in effect on the date of this purchase order are incorporated in this paragraph by reference as follows:  Subparagraphs (a), (b), (e), and (f), except for the third sentence thereof, (g) and (h).  Where necessary to make this FAR provision applicable to this Agreement “Contracting Officer” shall mean “Company” and “Government shall mean “Company” or “Government.”  If bankruptcy, insolvency, dissolution, receivership or equivalent proceedings shall be instituted by or against Consultant, or upon Consultant’s making any assignment for the benefit of creditors or entering into any such arrangement or upon Consultant’s suspension of its business or becoming insolvent, Company shall have the right to terminate this Agreement in accordance with FAR 52.249-8.

31.           ENTIRE AGREEMENT.  This Agreement, together with the (i) Severance Agreement between the Company and Consultant dated March 24, 2008, as amended on December 24, 2008 and January 12, 2009 (the “Severance Agreement”), (ii) Indemnification Agreement between the Company and the Consultant dated April 7, 2008 (the “Indemnification Agreement”), and (iii) General Release between the Company and the Consultant as of an even date herewith (the “General Release”), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Severance Agreement, the Indemnification Agreement and General Release, the statements in the body of this Agreement shall control; provided, however, that it is the intent of the parties that this Agreement shall not supersede any provision or surviving covenant of the Severance Agreement.

32.           AMENDMENTS; WAIVERS.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[signature page immediately follows]

IN WITNESS WHEREOF, this Consulting Agreement has been duly executed as of the date first written above.

FORCE PROTECTION, INC.

By:	/s/ Michael Moody
Michael Moody
Chief Executive Officer & President

CONSULTANT

/s/ Lenna Ruth Macdonald
Lenna Ruth Macdonald

EXHIBIT A

Consulting Services Scope

Consultant shall provide services in the following areas:

•                  Board / Corporate Governance matters

•                  Legal / Litigation support (not in the capacity as an attorney for any purposes)

•                  Executive Compensation

•                  FCPA / ITAR and Industrial Security matters

•                  Strategy and Corporate Development

•                  Transition Plan items

Transition Plan Pre-Approved Travel

The following travel is pre-approved as part of the transition plan approved with the Consultant, while the Consultant was an employee; completion of Transition Plan included within Services and Consulting Fees, with expenses reimbursed as provided in this Agreement:

•                  Consultant shall complete her transition plan including travel to Chicago (AON Hewitt, Compensation Committee Chairman), Washington, DC (Arnold & Porter, DC Office, Korn Ferry), New York (Insurance Broker, M&A counsel) and Boston (SEC Disclosure Counsel), at times convenient for both the Company and the Consultant, but in no event to be completed later than September 31, 2011.

CLE Pre-Approved Activities and Travel

•                  Consultant is authorized to attend the following Continuing Legal Education classes with associated travel expenses at Company expense: PLI (NY), RI Bar Association Annual Meeting (June 2011), NACD (Program before September).